                                                                  EXHIBIT 10.33


CONFIDENTIAL


                          FIRST AMENDMENT TO AGREEMENT
                                 BY AND BETWEEN
               ABBOTT LABORATORIES AND SONUS PHARMACEUTICALS, INC.


        THIS FIRST AMENDMENT TO AGREEMENT ("Amendment") is dated January 31, 1999 ("Amendment Effective Date"), by and between Abbott Laboratories, an Illinois corporation with principal offices at 100 Abbott Park Road, Abbott Park, Illinois 60064-3500 ("ABBOTT") and SONUS Pharmaceuticals, Inc., a Delaware corporation with principal offices at 22026 20th Avenue, S.E., Suite 102, Bothell, Washington 98021 ("SONUS").

                                    RECITALS

        WHEREAS, ABBOTT and SONUS have previously entered into the Agreement dated May 14, 1996 ("Agreement") whereby SONUS granted to ABBOTT and ABBOTT obtained from SONUS certain exclusive marketing rights to certain ultrasound contrast agents, including EchoGen(R), in the United States in accordance with the terms and conditions thereof;

        WHEREAS, Abbott International, Ltd. ("Abbott International") and SONUS entered into an International License Agreement, dated October 1, 1996 whereby SONUS granted to Abbott International and Abbott International obtained from SONUS certain exclusive marketing rights to EchoGen(R) in certain areas outside the United States in accordance with the terms and conditions thereof ("International Agreement"), which agreement shall be amended as of the Amendment Effective Date as specifically set forth in the amendment to such agreement;

        WHEREAS, ABBOTT and SONUS entered into a Development and Supply Agreement, dated May 6, 1993, whereby ABBOTT assisted in the manufacturing scale-up for EchoGen(R) and agreed to manufacture EchoGen(R) for SONUS ("Supply Agreement"); and

                      [*] CONFIDENTIAL PORTIONS OMITTED AND
                        FILED SEPARATELY WITH COMMISSION


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        WHEREAS, ABBOTT and SONUS desire to amend the Agreement, as set forth in this Amendment, simultaneously with amending the International Agreement and executing a letter of understanding with respect to the amendment of the Supply Agreement as soon a reasonably practicable;

        NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth below, ABBOTT and SONUS mutually agree as follows:

1. ARTICLE 1 - DEFINITIONS. Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the meanings set forth in the Agreement. Article 1 shall be amended by adding the following definitions:

        1.21 "Cardiology Indication" means an indication for EchoGen(R) Emulsion which is substantially equivalent to the following: [*]

        1.22 "Radiology Indication" means an indication for EchoGen(R) Emulsion which is substantially equivalent to the following: [*]

        1.23 "Supply Agreement" shall mean the EchoGen(R) Contrast Agent Development and Supply Agreement between ABBOTT and SONUS as amended and restated as of the Amendment Effective Date as such agreement may be further amended from time to time.

        1.24 "Cardiology/Radiology Approval Date" means the later to occur of
(i) the date of FDA approval for the Cardiology Indication, and (ii) the date of FDA approval for the Radiology Indication.

2. APPENDIX 2.3 - RESEARCH AND DEVELOPMENT PAYMENT SCHEDULE shall be deleted and replaced with the amended Appendix 2.3, attached to this Amendment. SONUS acknowledges and agrees that the amounts referred to in items 1, 2, 3, 4, and 5 of the Appendix 2.3, as amended by this Amendment, have been paid by ABBOTT to SONUS in full prior to the Amendment Effective Date.



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3.      SECTION 2.4 - ADDITIONAL CLINICAL RESEARCH shall be deleted in its entirety and replaced with the following:

        "2.4   Additional Clinical Research.

               (A) ABBOTT shall have no obligation to provide financial support for research and development, including clinical research, to be conducted by SONUS except for the amounts payable by ABBOTT as set forth in Section 2.3 and Article 7. SONUS shall promptly notify ABBOTT in writing if SONUS desires that ABBOTT fund expenditures for clinical research in addition to that set forth in the Plan to support research and development for ultrasound diagnostic applications for indications other than the Cardiology Indication and the Radiology Indication. Such notice from SONUS shall include a budget for clinical research and a preliminary clinical plan. ABBOTT shall communicate its decision whether or not to financially participate in such clinical research within ninety (90) days of receipt of the budget and clinical plan from SONUS. ABBOTT shall be under no obligation to financially support such additional clinical research. If ABBOTT desires to participate financially in such additional clinical research, and communicates its decision to participate in writing, ABBOTT shall reimburse SONUS for SONUS' documented incremental costs and expenses incurred with respect to the additional clinical research described in Sections 2.2 and 2.6 and which are mutually agreed upon by the parties in writing. SONUS will document the costs incurred during the studies approved by ABBOTT and submit detailed cost summaries to ABBOTT on a monthly basis. ABBOTT will reimburse SONUS for such documented costs incurred within thirty (30) days of receipt of the cost summaries, subject to the funding limitations set forth herein. If SONUS determines that there will be any material variance in the actual costs, as compared to the approved funding, SONUS will promptly notify ABBOTT and obtain prior written approval from ABBOTT in advance of incurring the additional costs. Any funding by ABBOTT in addition to that indicated above may be approved by ABBOTT at its sole discretion. Furthermore, ABBOTT may terminate its participation in and reimbursement of the costs of the clinical



                                       3
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        research if ABBOTT has any concern over safety and/or efficacy issues at any time. For any such cost and expenses ABBOTT funds, SONUS shall reimburse ABBOTT for fifty percent (50%) of such costs and expenses funded by ABBOTT, plus interest at the prime rate of interest (as published in the Wall Street Journal, Midwest Edition on the date on which ABBOTT provides such funding) ("Reimbursement Amount"). Reimbursement Amounts shall be aggregated on an annual basis and must be repaid by SONUS within five (5) years from the end of the calendar year in which the Reimbursement Amount was advanced by ABBOTT as provided in Subsections (i), (ii), (iii) and (iv) below. Interest on outstanding Reimbursement Amounts shall be accrued monthly. Reimbursement Amounts shall be paid by SONUS to ABBOTT, by either, at the option of SONUS:

               (i) reimbursing ABBOTT in cash for the Reimbursement Amount within five (5) years from the end of the calendar year in which such Reimbursement Amount is paid by ABBOTT; or

               (ii) reducing the percentage amounts payable by ABBOTT to SONUS as provided in Article 7 at such dates and in such amounts as mutually agreed by the parties; or

               (iii) in the event that the net tangible assets of SONUS shall fall below an amount equal to the then current Nasdaq National Market listing requirement for net tangible assets contained in paragraph 4450(a)(3) of the NASD Manual (as such provision may be amended from time to time), plus One Million Dollars ($1,000,000), reimbursing ABBOTT such Reimbursement Amount with interest at the United States prime rate of interest (as published in the Wall Street Journal Midwest Edition on the date on which ABBOTT funds such reimbursement), by issuing and delivering to ABBOTT shares of Common Stock of SONUS having a fair market value equal to the Reimbursement Amount pursuant to the terms, provisions and conditions of a Securities Purchase Agreement in form attached hereto as Appendix 2.4, and which is incorporated herein by this reference; or



                                       4
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               (iv) reimbursing ABBOTT partially in cash pursuant to Section
               2.4(A)(i) and the remainder in SONUS Common Stock pursuant to
               Section 2.4(A)(iii).

        SONUS shall provide fifteen (15) days prior written notice to ABBOTT of the payment option SONUS elects under this Section 2.4(A). In addition, the definition of the "Field" set forth in Section 1.6 shall be expanded to include the indication(s) funded by ABBOTT pursuant to this Section 2.4(A).

               (B) If the parties are unable to agree on a reduction of the percentage allocations of Revenue Payments payable by ABBOTT to SONUS in
        Article 7 pursuant to Section 2.4(A)(ii) within thirty (30) days of the date on which they began discussing such reduction, then the parties shall utilize the ADR Procedure under Article 21 to determine the reduction in percentage amounts payable by ABBOTT to SONUS in Article 7. In such event, from the time the ADR process is initiated and until the final decision of the neutral, Abbott, at its option, may withhold from payment to SONUS ten percent (10%) of the Revenue Payments due to SONUS under Article 7. The neutral shall also determine whether ABBOTT owes to SONUS a portion of the Revenue Payment withheld during the ADR, or SONUS owes to ABBOTT certain sums. Such amount due by one party to the other (if any) shall be due and payable (with interest at the prime rate of interest, as published in the Wall Street Journal, Midwest Edition on the date on which the decision is delivered) within thirty (30) days of the delivery of a decision.

               (C) In the event ABBOTT should terminate its reimbursement of costs and expenses incurred by SONUS in connection with any clinical research pursuant to Section 2.4(A) prior to the conclusion of such clinical research, the parties shall negotiate in good faith to modify the percentage allocations of Revenue Payments allocable to such additional indications under Section 7.1 to reflect the amount of the additional expenditures made by SONUS for such additional clinical research, together with such other factors as are appropriate. Notwithstanding the foregoing, if within ninety (90) days of the receipt of regulatory approval of the Product for such additional indication supported by such clinical research in the United States or the European Union (whichever first occurs) ABBOTT pays to SONUS the amount ABBOTT would have paid had ABBOTT not terminated such reimbursement with interest at the prime rate of interest (as published in the Wall Street Journal, Midwest Edition on the date on which the termination took place from the date of such unreimbursed expenditures by SONUS to the date of payment by ABBOTT), the obligation of SONUS to reimburse ABBOTT as set forth above shall continue with respect to all such amounts paid by ABBOTT.
               (D) If ABBOTT determines not to provide additional financial support for such additional clinical research as provided in Section 2.4(A) and SONUS proceeds with the additional research and development, then the parties shall negotiate in good faith to modify the percentage allocations of Revenue Payments allocable to such additional indications under Section 7.1 below to reflect the amount of the expenditures to be made by SONUS for such additional clinical research related to such additional indications, together with such other factors as are appropriate. If the parties are unable to agree upon a reasonable modification of the percentage allocation of Revenue Payments within thirty (30) days of the date on which they began discussing such modification, then the parties shall use the ADR procedure pursuant to
        Article 21 to determine the modification of the percentage allocations of Revenue Payments (if any). The provisions of this Section 2.4 shall apply only with respect to the new indications for the Product specified above and shall not apply to any new product which is subject to the right of first refusal pursuant to Article 10."

4.      SECTION 3.2 shall be amended as follows:

        A. APPENDIX 3.2B - FORECASTED NET SALES ("NET SALES FORECAST"). The Net Sales Forecast shall be updated and revised by ABBOTT and mutually agreed upon by the parties in good faith.





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


        B.     SECTION 3.2(A) second sentence shall be amended as follows:

               "ABBOTT shall use its reasonable best efforts to optimize sales, profitability and market share of the Product in the Territory in a manner consistent with the efforts which it exerts to optimize sales, profitability, and market share of its other products in the Territory."

        C. SECTION 3.2(B) shall be amended by restating the preamble paragraph and clause (i) as follows:

                      "(B) SONUS shall not have the right to co-promote (as
               defined herein) the Product unless and until such time as SONUS has received FDA approval of the Product for both the Cardiology Indication and the Radiology Indication. In the event that (and after such time as) SONUS has received FDA approval for the Product for both the Cardiology Indication and the Radiology Indication, SONUS may co-Promote the Product at its own expense in the Territory only under the following circumstances:

                             (i) at any time after the first anniversary of the
               First Shipment Date, if ABBOTT's Net Sales to Third Parties are below fifty percent (50%) of the mutually agreed upon Net Sales Forecast for any two consecutive calendar quarters. SONUS shall notify ABBOTT in writing within thirty (30) days of receipt of the applicable second quarterly Net Sales report, as set forth in
               Section 7.1, of its intention to co-promote the Product. The Net Sales Forecast shall include the material assumptions made in preparing the Net Sales Forecast, including without limitation, the anticipated Cardiology Indication Approval Date and Radiology Indication Approval Date. SONUS' right to co-promote would be effective thirty (30) days after the date of ABBOTT's receipt of notice from SONUS. If SONUS does not so inform ABBOTT, then SONUS shall have waived its right to co-promote the Product with regard to that specific failure of ABBOTT to meet its Net Sales Forecast for such two (2) consecutive calendar



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               quarters. In the event that the Cardiology/Radiology Approval
               Date does not occur within the time frame contemplated by the parties as set forth in Net Sales Forecast, the Net Sales Forecast shall be adjusted as mutually agreed by the parties to reflect the revised anticipated Cardiology/Radiology Approval Date and the specific indications approved, and any material changes to the assumptions for the Net Sales Forecast, including without limitation, any additional indications which may be approved as contemplated in Section 2.4. If the parties are unable to agree on such adjustment within thirty (30) days of the date on which they began discussing such adjustment, then the parties shall utilize the Alternative Dispute Resolution Procedure set forth in Section 21 to determine such adjustment."

        D. SECTION 3.2(C) shall be amended by adding to the beginning thereto the following:

                      "In the event that SONUS co-promotes the Product pursuant
               to Section 3.2(B), such co-promotion shall be in a manner designed to be complementary to ABBOTT's sales and marketing efforts. All SONUS deployment and promotional plans and budgets must be reviewed and approved by ABBOTT prior to implementation, such approval not to be unreasonably withheld."

5. SECTION 3.4(A) - PRODUCT MANUFACTURE shall be deleted in its entirety and replaced with the following:

                      "(A) ABBOTT and SONUS have previously entered into a
               Development and Supply Agreement dated as of May 6, 1993, as amended ("Supply Agreement") under which ABBOTT has agreed to manufacture the Product for SONUS. SONUS may purchase Product under the Supply Agreement to fulfill ABBOTT's purchase orders under Section 3.5. All manufacturing of the



                                       8
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                Product by ABBOTT for sale in the Territory by ABBOTT shall be governed by the terms of the Supply Agreement, as amended from time to time, and the specifications for the Product in effect under the Supply Agreement."

6. SECTION 3.5 - PRODUCT FORECASTS, ORDERS AND REJECTED PRODUCT shall be amended by adding at the end thereto Subsection (H) as follows:

                      "(H) ABBOTT and SONUS agree that during the term of the
               Agreement a certain portion of the Product will be packaged [*]. In the early years following the First Shipment Date of the Product [*], a larger percentage of total Unit Sales shall consist of [*], whereas, in later years, ABBOTT shall move toward marketing and selling a certain portion of the Product [*] in accordance with the following guidelines:

                                             [*]

               After the expiration of the Launch Budget Reimbursement Payments under Article 6.2 and in the event that actual Unit Sales of [*] as a percentage of total Unit Sales exceed the percentage thresholds set forth in this subsection (H), ABBOTT and SONUS agree to meet to discuss an adjustment of the percentages or modifications to [*] or modification to the percentage allocation of Revenue Payments under Article 7.1, as appropriate. If the parties are unable to agree upon an appropriate and reasonable adjustment or modification within thirty (30) days of the date on which they began discussing such modification, then the parties shall use the ADR procedure pursuant to Article 21 to determine an appropriate and reasonable adjustment or modification, if any.

7. SECTION 3.6 - CLINICAL RESEARCH, REGULATORY AFFAIRS, TECHNICAL MARKETING/MEDICAL SUPPORT. The last two sentences of subsection (A) are deleted. Subsections (C) and (D) are added as follows:



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               "3.6.  Clinical Research, Regulatory Affairs, Technical
Marketing/Medical Support.

                      (C) ABBOTT shall be responsible for required adverse drug
               event reporting to the FDA and will consult with SONUS prior to such required reports to allow SONUS to conduct an investigation of the event and review all such reports prior to submission to the FDA. Notwithstanding the foregoing provisions, however, nothing in this Agreement shall require ABBOTT to delay submitting any adverse event report beyond the time limit set by the FDA. Each party shall promptly notify the other party of all communications from and to the FDA regarding the Product.

                      (D) ABBOTT shall be responsible for obtaining
               reimbursement code programs with respect to all federally-funded and/or state-funded reimbursement programs. ABBOTT will pursue such activities diligently and will use its reasonable best efforts to obtain such reimbursement code programs."

8. ARTICLE 4 - CANADA AND LATIN AMERICA AND OTHER TERRITORIES shall be deleted in its entirety.

9. SECTION 5 - LICENSES shall be amended by adding a new Subsection (D) as follows:

                      "(D) As specified in amended Appendix 2.3 certain
               milestone payments have been conditioned upon the achievement of specific milestones relating to the Cardiology Indication and the Radiology Indication. Payments due on or after the date of this Amendment have been apportioned (i) fifty percent (50%) to milestones related to the achievement of the FDA approval of the Cardiology Indication for the Product ("Cardiology Milestone Payments") and (ii) fifty percent (50%) have been apportioned to the achievement of FDA approval of the Radiology Indication (or a modification of the Radiology Indication, as may be



                                       10
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               mutually agreed upon by ABBOTT and SONUS through good faith discussions and in writing, through a development plan agreed upon and approved by both ABBOTT and SONUS within ninety (90) days following the date hereof) for the Product and other specific milestones relating to the Radiology Indication ("Radiology Milestone Payments").

                      (E) Within one (1) year following the Radiology Prepayment
               Date (as such term is defined on Exhibit A to the Securities Purchase Agreement), SONUS shall have the right to request that ABBOTT prepay any or all of the Radiology Milestone Payments in consideration for the issuance by SONUS to ABBOTT of shares of SONUS Common Stock, pursuant to and subject to the terms and conditions of a the Securities Purchase Agreement in the form attached hereto as Appendix 2.4, the terms and conditions of which Securities Purchase Agreement are incorporated herein by reference. Anything herein or in the Securities Purchase Agreement notwithstanding, SONUS shall not have the right to request that Abbott make any prepayment of any Radiology Milestone Payment (i) relating to the NDA approval milestone unless and until SONUS has received the first FDA approval of the Product in the Field, and (ii) relating to the first shipment of the Product milestone unless and until the first shipment of the Product has occurred. If SONUS does not request prepayment of the Radiology Milestone Payments within such one (1) year period as provided in the Securities Purchase Agreement, ABBOTT shall not be obligated to pay the Radiology Milestone Payments until such time as SONUS obtains FDA approval of the Radiology Indication. In the event that ABBOTT has prepaid any or all of the Radiology Milestone Payments, SONUS shall repay thirty percent (30%) of the dollar value of such prepaid amount ("Repayment Amount") to ABBOTT if SONUS fails to achieve the Radiology Milestone on or before the date which is [*] following the Amendment Effective Date. SONUS shall pay to ABBOTT the Repayment Amount by either, at the option of SONUS:



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                        (i) repaying ABBOTT the Repayment Amount in the form of
                        cash within ten (10) days following the date which is [*] following the Amendment Effective Date; or

                        (ii) issuing and delivering to ABBOTT a number of shares of Common Stock of SONUS equal to the Repayment Amount pursuant to the terms and conditions of the Securities Purchase Agreement.

10. SECTION 6.2 - LAUNCH BUDGET REIMBURSEMENT PAYMENTS - shall each be deleted in its entirety and replaced with the following:

               "6.2 Launch Budget Reimbursement Payments. Each calendar quarter following the First Shipment Date and until the earlier to occur of either: (a) the last day of the calendar quarter in which achievement of Net Sales equal to or greater than fifteen million dollars ($15,000,000) in two (2) consecutive calendar quarters, or (b) [*], one party shall pay to the other party an amount equal to fifty percent (50%) of the excess of Budget Launch Expenses of one party over the Budget Launch Expenses of the other party for the same period (e.g. if ABBOTT has Budget Launch Expenses of [*] and SONUS has Budget Launch Expenses of [*] in the first twelve (12) months of Product sales, the amount to be paid by SONUS to ABBOTT is [*]. The payment will be made within sixty
        (60) days of the end of each calendar quarter for the period the launch expenses are incurred. In the case of payment to be made by SONUS, the amounts payable shall be offset against payments to be made by ABBOTT to SONUS as set forth in Article 7. In the case of payments to be made by ABBOTT, the payments will be made by wire transfer. Each party shall supply to the other party all wire transfer account information. As used herein, "Budget Launch Expenses" shall mean the lesser of: (i) [*], or
        (ii) [*]

11. SECTION 6.3 - LOSS CARRY FORWARD. Section 6.3 shall be deleted in its entirety and replaced with the following:



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               "6.3 Loss Carry Forward. If a Launch Budget Reimbursement Payment
        as calculated in Section 6.2 is to be made by SONUS to ABBOTT and such Launch Budget Reimbursement Payment has not been fully paid by SONUS to ABBOTT by the earlier to occur of either: (a) achievement of Net Sales equal to or greater than fifteen million dollars ($15,000,000) in two
        (2) consecutive calendar quarters, or (b) [*], then the unpaid amount shall be carried forward and offset against Revenue Payments for subsequent quarters until such time as the entire Launch Budget Reimbursement Payment has been paid or credited to ABBOTT."

12. SECTION 7.1 - CALCULATION OF REVENUE PAYMENTS - shall be amended by adding to the end thereof the following:

        "Anything herein to the contrary notwithstanding, the amount of the payments to be made by ABBOTT to SONUS as set forth in Article 7 shall not be reduced by more than fifty percent (50%) in any calendar quarter as a result of the offsets pursuant to Section 6.2. Any offsets which otherwise would have been made except for the preceding sentence or for any other reason shall be carried forward and applied as offsets against future payments to be made by ABBOTT to SONUS as set forth under Article 7."

13. SECTION 8.3 - PROHIBITION shall be amended by deleting the initial phrase "With the exception of purchase under Section 8.1," and replacing it with the phrase "With the exception of purchase under the terms of this Agreement or any other written agreement between SONUS and ABBOTT or ABBOTT's Affiliates".

14. SECTION 16 - NON-COMPETE shall be amended by deleting the first sentence thereof and replacing it with the following sentence:

                "For a period of [*] after the Amendment Effective Date, each party and its Affiliates shall undertake not to market or sell a competing product in the Territory to an end user."

15.     [*] RIGHTS AND NEGOTIATION.

        As of the Amendment Effective Date, SONUS has under development an ultrasound diagnostic imaging product within the Field which SONUS has designated as [*]. SONUS and ABBOTT acknowledge and agree that: (i) [*] falls within the definition of "Product" set forth in Section 1.16 (although all specific terms and conditions with respect to[*] shall be set forth in a separate agreement between ABBOTT and SONUS), and (ii) ABBOTT has exclusive rights to market and sell [*]. SONUS and ABBOTT shall exert all reasonable efforts to negotiate in good faith, execute and deliver a separate agreement with respect to [*].

16. REGISTRATION RIGHTS. SONUS shall, prior to or on the Amendment Effective Date, cause to be amended and restated the Sonus Pharmaceuticals, Inc. Third Amended and Restated Registration Rights Agreement dated May 15, 1996, as amended ("Registration Rights Agreement"), to include the shares of Common Stock issued by SONUS to ABBOTT and Common Stock issuable upon exercise of the Warrants pursuant to the Agreement, as amended, and the Securities Purchase Agreement, as "Registrable Securities" as the term "Registrable Securities" is defined in the Registration Rights Agreement. The effectiveness of this Amendment shall be conditioned upon the approval, execution and delivery of the Registration Rights Agreement, amended and restated as set forth in this Section 16 of the Amendment.

17. APPENDICES. Appendices of the Agreement are amended as set forth in the corresponding Appendices attached to this Amendment.

18. CONFIDENTIALITY. In the event that this Amendment is to be filed with the Securities and Exchange Commission, ABBOTT and SONUS shall discuss any request for confidential treatment of certain financial and other terms of this Amendment and cooperate in the preparation and filing of any confidential treatment requests submitted to the Securities and Exchange Commission with respect to this Amendment.



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

19. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all together shall constitute one and the same instrument.

20. AMENDED TERMS. Except as expressly modified and amended by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

ABBOTT LABORATORIES                            SONUS PHARMACEUTICALS, INC.



By: /s/ Richard A. Gonzalez                  By: /s/ Michael A. Martino
    -------------------------------------        -------------------------------
    Name:  Richard A. Gonzalez                   Name:  Michael A. Martino
    Title: President, Hospital                   Title: President
           Products Division

                                     AMENDED
                                  APPENDIX 1.7

                              INDICATIONS AND USAGE
                             AS OF JANUARY 25, 1998






RADIOLOGY INDICATION

                                             [*]


CARDIOLOGY INDICATION

                                             [*]

                                     AMENDED
                                  APPENDIX 2.3

                            RESEARCH AND DEVELOPMENT
                                PAYMENT SCHEDULE



1. Execution of definitive Agreement (May 14, 1996) $4 Million (Includes $1,000,000 payment for grant of licenses)

2.      Quarterly Milestone Payments*
        Payment 1                                    $1 Million
        Payment 2                                    $1 Million
        Payment 3                                    $1 Million
        Payment 4                                    $1 Million
        Payment 5                                    $1 Million
        Payment 6                                    $1 Million
        Payment 7                                    $1 Million

3.      Filing NDA**  within 15 days                 $2 Million
                      within 105 days                $1 Million
                      within 195 days                $1 Million

4.      NDA acceptance by FDA**
                      within 15 days                 $1 Million
                      within 105 days                $1 Million
                      within 195 days                $1 Million
                      within 285 days                $1 Million

5.      Advisory Panel Approval**
                      within 15 days                 $2 Million
                      within 105 days                $2 Million

6.      NDA Approval **                              $4 Million

7.      First Shipment of Product **                 $4 Million

        *Payments made on January 1, April 1, July 1, and October 1. Payments will begin on the first quarter after the Effective Date.

        **For one or more indications which are the Cardiology Indication and Radiology Indication defined in Sections 1.21 and 1.22, respectively. Of the amount specified in each of item 6 and 7, fifty percent (50%) shall be earned based on the FDA approval of the NDA for the Cardiology Indication and fifty percent (50%) shall be earned based on FDA approval of the NDA for the Radiology Indication. The manner in which these milestones are earned and paid is further set forth in the Securities Purchase Agreement.






                                       17
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                                  APPENDIX 2.4


                          SECURITIES PURCHASE AGREEMENT


                                   [ATTACHED]







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